Allianz Life Insurance Company of North America         [Allianz Logo]


Jack L. Baumer, FSA, MAAA
Manager
Variable Products Actuarial

1750 Hennepin Avenue
Minneapolis, MN  55403-2195
Telephone: (612) 337-6180
Telefax: (612) 337-6136

April 22, 1997


The Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN  55403




                               CONSENT OF ACTUARY


     I hereby  consent to the  inclusion of the  Illustrations  of Policy Values contained in Appendix A in a Registration Statement Form S-6 registering Flexible Premium Variable Life Insurance Policies. The illustrations have been prepared in accordance with standard actuarial principles and reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying fund, and are shown for the male, non-smoker risk classification.

Sincerely,



/s/Jack L. Baumer

Jack L. Baumer, FSA, MAAA

JLB:rar